Exhibit 99.1

Company Contacts:	Investor Relations Contacts:
IMPAX Laboratories, Inc.	Lippert/Heilshorn & Associates, Inc.
Larry Hsu, Ph.D. President & CEO	Kim Sutton Golodetz (kgolodetz@lhai.com)
(510) 476-2000, Ext. 1111	(212) 838-3777
Arthur Koch, CFO	Bruce Voss (bvoss@lhai.com)
(215) 933-0351	(310) 691-7100
www.impaxlabs.com	www.lhai.com

IMPAX APPOINTS GRANT THORNTON AS PRINCIPAL ACCOUNTANT

HAYWARD, Calif. (November 9, 2006) – IMPAX Laboratories, Inc. (OTC: IPXL) today announced that it has appointed Grant Thornton LLP to be its principal accountant to audit the Company’s financial statements beginning with the year ended December 31, 2005. The Company previously disclosed that Deloitte & Touche LLP, which is currently engaged to audit the financial statements for the year ended December 31, 2004, would resign upon completion of the audit of the 2004 financial statements or upon determination that it would be unable to complete the audit.

About IMPAX Laboratories, Inc.
IMPAX Laboratories, Inc. is a technology based specialty pharmaceutical company applying its formulation expertise and drug delivery technology to the development of controlled-release and specialty generics in addition to the development of branded products. IMPAX markets its generic products through its Global Pharmaceuticals division and markets its branded products through the IMPAX Pharmaceuticals division. Additionally, where strategically appropriate, IMPAX has developed marketing partnerships to fully leverage its technology platform. IMPAX Laboratories is headquartered in Hayward, California, and has a full range of capabilities in its Hayward and Philadelphia facilities. For more information, please visit the Company’s Web site at: www.impaxlabs.com.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995:
To the extent any statements made in this news release contain information that is not historical, these statements are forward-looking in nature and express the beliefs and expectations of management. Such statements are based on current expectations and involve a number of known and unknown risks and uncertainties that could cause IMPAX’s future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, possible adverse effects resulting from the delisting of IMPAX’s stock, IMPAX’s delay in filing its 2004 Form 10-K, its Form 10-Q for each of the first three quarters of 2005, its Form 10-K for 2005, and its Form 10-Q for each of the first two quarters of 2006, IMPAX’s ability to obtain sufficient capital to fund its operations, the difficulty of predicting FDA filings and approvals, consumer acceptance and demand for new pharmaceutical products, the impact of competitive products and pricing, IMPAX’s ability to successfully develop and commercialize pharmaceutical products, IMPAX’s reliance on key strategic alliances, the uncertainty of patent litigation, the availability of raw materials, the regulatory environment, dependence on patent and other protection for innovative products, exposure to product liability claims, fluctuations in operating results and other risks detailed from time to time in IMPAX’s filings with the Securities and Exchange Commission. Forward-looking statements speak only as to the date on which they are made, and IMPAX undertakes no obligation to update publicly or revise any forward-looking statement, regardless of whether new information becomes available, future developments occur or otherwise.

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